Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of Xiangtian (USA) Air Power Co. Ltd. on Post-Effective Amendment No. 1 to Form S-1 to be filed on or about January 10, 2017 of our report dated November 13, 2014; except for the effects of the restatement described in Note 4, as to which the date is September 4, 2015, on our audit of the financial statements as of July 31, 2014, and for the year ended July 31, 2014. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement on Post-Effective Amendment No. 1 to Form S-1.

/s/ Jimmy P. Lee CPA PC
Astoria, New York
January 10, 2017